         FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG THIRD QUARTER RESULTS, PROVIDES 2020 OUTLOOK AND ANNOUNCES 2-FOR-1 STOCK SPLIT
HUNT VALLEY, Md., September 29, 2020 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2020.
•Sales rose 8% in the third quarter from the year-ago period. In constant currency, the company grew sales 9% with significant consumer segment growth partially offset by a low single digit sales decline in the flavor solutions segment.

•Operating income was $273 million in the third quarter compared to $254 million in the year-ago period, an increase of 8%. Adjusted operating income was also $273 million, an increase of 5% from $261 million in the third quarter of 2019, and a 6% increase in constant currency.

•Earnings per share was $1.53 in the third quarter as compared to $1.43 in the year-ago period. Adjusted earnings per share rose 5% to $1.53 from $1.46 in the year-ago period.

•For fiscal year 2020, McCormick resumed its guidance. The company’s financial outlook reflects strong business performance driven by expected sales growth at the upper end of a 4% to 5% range, which in constant currency is 5% to 6%.

•McCormick's Board of Directors approved a 2-for-1 stock split of the company's common and common non-voting shares for shareholders of record on November 20, 2020.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “The last few months have been an extraordinary period and the COVID-19 situation continues to evolve daily. I am incredibly proud of the way McCormick has performed in an unprecedented operating environment.

“Our results for the third quarter continued to be significantly impacted by the sustained consumer preference for cooking more at home. Our outstanding consumer segment growth was driven by the substantial increase in demand reflecting the change in consumer behavior and fueled by our brand marketing, strong consumer digital connections and new products. In our flavor solutions segment, lower demand from our restaurant and other foodservice customers improved sequentially from the second quarter and were almost fully offset by increased sales to packaged food companies. Taken together, these impacts continue to demonstrate the strength and diversity of our offering.

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“Our third quarter and year to date results speak to the value of our products and to our capabilities as a company. Year to date we have delivered robust sales, operating profit, and earnings per share growth, as well as significant cash flow, all driven by the engagement of our employees and the successful execution of our strategies. Our updated 2020 outlook reflects the strength of these year-to-date results and our confidence in the sustainability of higher at home consumption trends. We expect to deliver strong sales growth and underlying operating performance while ensuring the health and safety of our employees making investments to meet the growth we expect in 2021, recognizing the exceptional performance of our people throughout the COVID-19 crisis and supporting our communities through relief efforts. As we enter the fourth quarter, we believe the continued momentum we are seeing in our business positions us well to achieve the high-end of our full year sales guidance, recognizing there remains a degree of uncertainty in the operating environment. We have a strong foundation and are focused on the long-term goals, strategies and values that have made us so successful.

“I am pleased to announce a 2 for 1 stock split reflecting our sustained positive performance and outlook for continued growth. The company last completed a stock split in April 2002.
“McCormick is a global leader in flavor. We are differentiated with a broad and advantaged global flavor portfolio which continues to drive growth and position us to fully meet the demand for flavor around the world. We deliver flavor across all markets and through all channels, while responding readily to changes in the ever-evolving food and beverage industry, as well as in the global environment, with new ideas, innovation and purpose. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful cooking, heritage brands and digital engagement. These long-term trends have not only remained intact during this crisis, they have accelerated. Our focus on long-term sustainable growth and strengthening our organization is the foundation of our future. We are confident we will continue to successfully navigate through the current volatility, deliver another strong year of profitable growth in 2020 and continue on our long-term growth trajectory.

“I want to recognize McCormick employees around the world as the collective power of our people drives our momentum and our success. With our vision to stand together for flavor and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders."

Third Quarter 2020 Results

McCormick reported an 8% sales increase in the third quarter from the year-ago period, including a 1% unfavorable impact from currency. In constant currency total sales grew 9%. Consumer segment sales increased 15%, with minimal impact from currency driven by an increase in demand resulting from consumers cooking more at home. The consumer segment sales growth was led by the Americas and Europe, Middle East and Africa (EMEA) regions, with a partial offset from a decline in the Asia/Pacific region related to away from home products included in its consumer portfolio. Flavor solutions segment sales were lower by 3%, including a 2% unfavorable impact from currency. This decline was attributable to lower demand from restaurant and foodservice customers, primarily in the Americas and EMEA regions, driven by the decline in away from home consumption which was partially offset by growth in the Asia/Pacific region.

Gross profit margin increased 70 basis points versus the year-ago period. This expansion was driven by favorable product mix and cost savings led by our Comprehensive Continuous Improvement (CCI)
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program, partially offset by COVID-19 related costs. Operating income increased to $273 million in the third quarter of 2020 compared to $254 million in the year-ago period. This increase was primarily driven by the impact of higher sales and gross margin expansion, offset partially by an increase in incentive compensation expenses as a result of the company's strong year-to-date operating performance. The company recorded $8 million of special charges in the third quarter of 2019. Excluding these charges adjusted operating income increased 5% to $273 million in the third quarter of 2020 compared to $261 million in the year-ago period, or a 6% increase in constant currency.

Earnings per share was $1.53 in the third quarter of 2020 compared to $1.43 in the third quarter of 2019. Special charges as well as an adjustment associated with the non-recurring impact of the U.S. tax legislation (U.S. Tax Act) lowered earnings per share by $0.03 in the third quarter of 2019. Excluding this impact, adjusted earnings per share was $1.53 in the third quarter of 2020 compared to $1.46 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income with lower interest expense offsetting the impact of a higher adjusted income tax rate. Adjusted earnings per share of $1.53, which includes an unfavorable impact from foreign currency rates, increased by 5% over the prior year.

The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities was $627 million compared to $495 million through the third quarter of 2019. The strong operating cash flow was partially driven by higher net income. As the company continues to focus on reducing net leverage, a portion of this cash was used to fully pay off the term notes related to the acquisition of our Frank's RedHot and French's brands. The company ended the third quarter with a net debt-to-adjusted EBITDA ratio of 3.1x.

Fiscal Year 2020 Financial Outlook

McCormick previously withdrew its fiscal 2020 guidance on March 31, 2020. While recognizing the operating environment continues to evolve and there remains a degree of uncertainty about the pace and shape of the COVID-19 recovery, the company believes the shift in consumer demand to at home consumption will continue. The company expects it will drive growth in this dynamic environment as evidenced by its strong year-to-date fiscal 2020 performance and its momentum entering its fourth quarter. With McCormick's increased visibility to the balance of its fiscal year, the company is resuming guidance.

In 2020, the company expects to grow sales compared to 2019 at the upper end of a 4% to 5% range, which in constant currency is a 5% to 6% projected growth rate. This increase consists entirely of organic growth and reflects growth driven by new products, brand marketing and expanded distribution as well the net impact of the consumer shift in demand as a result of COVID-19 and the consumer’s sustained preference for cooking at home. Sales growth is also expected to include the impact of pricing at the beginning of the year, which in conjunction with cost savings, is expected to offset an anticipated mid-single digit inflationary pressure.
Operating income in 2020 is expected to grow from 6% to 7% from $958 million of operating income in 2019. The company projects COVID-19 related costs as well as a higher level of incentive compensation consistent with the company’s commitment to a pay-for-performance philosophy across the organization will reduce growth in operating income. Special charges of approximately $7 million are currently projected for 2020 that relate to previously announced organization and streamlining actions. Excluding the impact of special charges in 2020 and 2019, adjusted operating
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income is expected to increase from 4% to 5%, which in constant currency is 5% to 6%, from adjusted operating income of $979 million in 2019.

McCormick projects 2020 earnings per share to be in the range of $5.60 to $5.68 compared to $5.24 of earnings per share in 2019. Excluding an estimated $0.04 impact of special charges in 2020, the company projects 2020 adjusted earnings per share to be in the range of $5.64 to $5.72 which is an expected increase of 5% to 7%, or in constant currency 6% to 8%.

Stock Split

The company announced a 2-for-1 stock split of the company's common stock and common stock non-voting shares. The additional shares will be distributed on November 30, 2020 to stockholders of record as of November 20, 2020. The split will double the number of outstanding common and common non-voting shares. Common and common non-voting shares and per-share data in this press release have not been adjusted for the impact of the split. We expect trading will begin on a split-adjusted basis on December 1, 2020.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Nine months ended
	8/31/2020	8/31/2019	8/31/2020	8/31/2019
Net sales	$910.9	$794.2	$2,573.0	$2,303.2
Operating income, excluding special charges	209.0	176.5	560.2	449.6

The consumer segment sales increased 15% from the third quarter of 2019 with minimal impact from currency. The growth was driven by the Americas and EMEA regions as a result of the continued shift to cooking more at home.

•Consumer sales in the Americas rose 17% compared to the third quarter of 2019, with minimal impact from currency. The increase was driven by significant growth across the McCormick branded portfolio.

•Third quarter consumer sales in EMEA increased 23% compared to the year-ago period, with minimal impact from currency. The sales growth was broad based across the region with particular strength in branded spices and seasonings, homemade dessert products and branded dry recipe mixes.

•Consumer sales in the Asia/Pacific region declined 9% compared to the year-ago period, and in constant currency declined 6%. This decrease was driven by products related to away from home consumption. Partially offsetting this decline was strong growth across the region of cooking at home products, particularly in China and Australia.
Consumer segment operating income, excluding special charges, increased 18% to $209 million for the third quarter of 2020 compared to $177 million in the year-ago period. In constant currency, consumer operating income increased 19%. The year-over-year growth was driven by the favorable impact of higher sales and CCI-led cost savings with a partial offset from COVID-19 related costs as
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well as increased incentive compensation. Additionally, the leverage of fixed costs resulting from higher sales also had a significant favorable impact on consumer operating income margin.

Flavor Solutions Segment

(in millions)	Three months ended		Nine months ended
	8/31/2020	8/31/2019	8/31/2020	8/31/2019
Net sales	$519.4	$535.0	$1,470.4	$1,559.4
Operating income, excluding special charges	64.1	84.7	168.4	225.8

Flavor solutions segment sales declined 3% compared to the third quarter of 2019. In constant currency, sales decreased 1% attributable to declines in demand from restaurant and other foodservice customers within our flavor solutions segment, primarily in the Americas and EMEA regions.

•Flavor solutions sales in the Americas decreased 5% from the year-ago period and in constant currency decreased 3%. Lower sales to branded foodservice customers in addition to quick service restaurant customers, drove the decline with a partial offset from increased sales to packaged food companies.

•The EMEA region's flavor solutions sales decreased 1% versus the year-ago period and in constant currency increased 1%. This increase was driven by higher sales to packaged food companies partially offset by a reduction in branded foodservice sales and lower sales to quick service restaurant customers.

•The Asia/Pacific region's flavor solutions sales grew 5% compared to the third quarter of 2019. In constant currency, sales increased 7%. The sales increase was driven by higher sales to quick service restaurants in China and Australia.

Flavor solutions segment operating income, excluding special charges, declined 24% to $64 million for the third quarter of 2020 compared to $85 million in the year-ago period. In constant currency, flavor solutions operating income decreased 22%. The decline was driven by lower sales, unfavorable product mix, unfavorable manufacturing costs, COVID-19 related costs and higher incentive compensation with a partial offset from CCI-led cost savings. Additionally, operating income margin for the flavor solutions segment had an unfavorable impact from the deleveraging of fixed costs resulting from lower sales.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. For 2019, these financial measures also exclude the net non-recurring income tax benefit related to the U.S. Tax Act as this impacts comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:
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In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries. We recorded a net income tax benefit of $1.5 million related to the one-time transition tax in the three and nine months ended August 31, 2019 associated with a provision-to-return adjustment related to the U.S. Tax Act.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide
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consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/2020	8/31/2019	8/31/2020	8/31/2019
Operating income	$273.0	$253.5	$724.6	$658.5
Impact of special charges	0.1	7.7	4.0	16.9
Adjusted operating income	$273.1	$261.2	$728.6	$675.4
% increase versus year-ago period	4.6%		7.9%
Adjusted operating income margin (1)	19.1%	19.7%	18.0%	17.5%

Income tax expense	$46.9	$36.8	$117.4	$91.0
Non-recurring benefit of the U.S. Tax Act	—	1.5	—	1.5
Impact of special charges	—	1.6	1.2	3.8
Adjusted income tax expense	$46.9	$39.9	$118.6	$96.3
Adjusted income tax rate (2)	19.3%	17.6%	18.6%	17.0%

Net income	$206.1	$191.9	$546.7	$489.3
Impact of special charges	0.1	6.1	2.8	13.1
Non-recurring benefit of the U.S. Tax Act	—	(1.5)	—	(1.5)
Adjusted net income	$206.2	$196.5	$549.5	$500.9
% increase versus year-ago period	4.9%		9.7%

Earnings per share - diluted	$1.53	$1.43	$4.06	$3.65
Impact of special charges	—	0.04	0.02	0.10
Non-recurring benefit of the U.S. Tax Act	—	(0.01)	—	(0.01)
Adjusted earnings per share - diluted	$1.53	$1.46	$4.08	$3.74
% increase versus year-ago period	4.8%		9.1%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)	Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges or $243.5 million and $637.9 million for the three and nine months ended August 31, 2020, respectively and $226.8 million and $568.0 million for the three and nine months ended August 31, 2019, respectively.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant
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currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended August 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	17.2%	(0.3)%	17.5%
EMEA	23.0%	0.4%	22.6%
Asia/Pacific	(8.7)%	(2.5)%	(6.2)%
Total consumer segment	14.7%	(0.4)%	15.1%
Flavor solutions segment
Americas	(4.7)%	(1.6)%	(3.1)%
EMEA	(1.0)%	(2.2)%	1.2%
Asia/Pacific	4.9%	(2.1)%	7.0%
Total flavor solutions segment	(2.9)%	(1.8)%	(1.1)%
Total net sales	7.6%	(1.0)%	8.6%
Adjusted operating income
Consumer segment	18.4%	(0.3)%	18.7%
Flavor solutions segment	(24.3)%	(2.7)%	(21.6)%
Total adjusted operating income	4.6%	(1.1)%	5.7%

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	Nine Months Ended August 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	17.8%	(0.2)%	18.0%
EMEA	14.3%	(1.8)%	16.1%
Asia/Pacific	(19.4)%	(2.9)%	(16.5)%
Total consumer segment	11.7%	(0.9)%	12.6%
Flavor solutions segment
Americas	(5.0)%	(1.0)%	(4.0)%
EMEA	(9.5)%	(2.2)%	(7.3)%
Asia/Pacific	(3.1)%	(2.9)%	(0.2)%
Total flavor solutions segment	(5.7)%	(1.4)%	(4.3)%
Total net sales	4.7%	(1.1)%	5.8%
Adjusted operating income
Consumer segment	24.6%	(0.7)%	25.3%
Flavor solutions segment	(25.4)%	(1.8)%	(23.6)%
Total adjusted operating income	7.9%	(1.1)%	9.0%

To present “constant currency” information for the fiscal year 2020 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2020 and are compared to the 2019 results, translated into U.S. dollars using the same 2020 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2019. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2019 or projected shares outstanding for fiscal year 2020, as appropriate.

Projection for the Year Ending November 30, 2020
Percentage change in net sales	4% to 5%
Impact of unfavorable foreign currency exchange rates	1%
Percentage change in net sales in constant currency	5% to 6%

Percentage change in adjusted operating income	4% to 5%
Impact of unfavorable foreign currency exchange rates	1%
Percentage change in adjusted operating income in constant currency	5% to 6%

Percentage change in adjusted earnings per share	5% to 7%
Impact of unfavorable foreign currency exchange rates	1%
Percentage change in adjusted earnings per share in constant currency	6% to 8%

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In addition to the preceding non-GAAP financial measures, we use a leverage ratio that is determined using non-GAAP measures. A leverage ratio is a widely-used measure of ability to repay outstanding debt obligations. We believe that our leverage ratio is a meaningful metric to investors in evaluating our financial leverage and may be different than the method used by other companies to calculate such a leverage ratio. We determine our leverage ratio as net debt (which we define as total debt, net of cash in excess of $75.0 million) to adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA"). We define Adjusted EBITDA as net income plus expenses for interest, income taxes, depreciation and amortization, less interest income and as further adjusted for cash and non-cash acquisition-related expenses (which may include the effect of the fair value adjustment of acquired inventory on cost of goods sold), special charges, stock-based compensation expense, and certain gains or losses (which may include third party fees and expenses and integration costs). Adjusted EBITDA and our leverage ratio are both non-GAAP financial measures. Our determination of the leverage ratio is consistent with the terms of our $1.0 billion revolving credit facility which requires us to maintain our leverage ratio below certain levels. Under that agreement, the applicable leverage ratio is reduced annually on November 30th. As of August 31, 2020, our capacity under the revolving credit facility is not affected by these covenants. We do not expect that these covenants would limit our access to our revolving credit facility for the foreseeable future; however, the leverage ratio could restrict our ability to utilize this facility. We expect to comply with this financial covenant for the foreseeable future.

The following table reconciles our net income to Adjusted EBITDA for the trailing twelve-month period ended August 31, 2020:

Net income	$760.1
Depreciation and amortization	164.7
Interest expense	141.7
Income tax expense	183.8
EBITDA	$1,250.3
Adjustments to EBITDA (1)	43.8
Adjusted EBITDA	$1,294.1

Net debt	$4,023.0

Leverage ratio (1)	3.1

(1)	Adjustments to EBITDA are determined under the leverage ratio covenant in our $1.0 billion revolving credit and includes special charges, share-based compensation expense, and interest income.

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2020 and actual results for 2019:

	Twelve Months Ended
	2020 Projection	11/30/19
Earnings per share - diluted	$5.60 to $5.68	$5.24
Impact of special charges	0.04	0.12
Non-recurring benefit, net of the U.S. Tax Act	—	(0.01)
Adjusted earnings per share	$5.64 to $5.72	$5.35

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Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, volume and product mix, gross margins, earnings, cost savings, brand marketing support, special charges, acquisitions, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expected impact of the U.S. Tax Act enacted in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; global economic and financial conditions generally, including the impact of the exit of the
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U.K. from the European Union (Brexit), availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted on December 22, 2017 and volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With over $5 billion in annual sales across 150 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including ecommerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Schwartz, Kamis, Kohinoor, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick.
Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn.

For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
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(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Nine months ended
	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Net sales	$1,430.3	$1,329.2	$4,043.4	$3,862.6
Cost of goods sold	840.0	789.3	2,403.7	2,347.3
Gross profit	590.3	539.9	1,639.7	1,515.3
Gross profit margin	41.3%	40.6%	40.6%	39.2%
Selling, general and administrative expense	317.2	278.7	911.1	839.9
Special charges	0.1	7.7	4.0	16.9
Operating income	273.0	253.5	724.6	658.5
Interest expense	33.5	41.3	103.2	126.7
Other income, net	3.9	6.9	12.5	19.3
Income from consolidated operations before income taxes	243.4	219.1	633.9	551.1
Income tax expense	46.9	36.8	117.4	91.0
Net income from consolidated operations	196.5	182.3	516.5	460.1
Income from unconsolidated operations	9.6	9.6	30.2	29.2
Net income	$206.1	$191.9	$546.7	$489.3

Earnings per share - basic	$1.55	$1.45	$4.11	$3.69

Earnings per share - diluted	$1.53	$1.43	$4.06	$3.65

Average shares outstanding - basic	133.3	132.8	133.1	$132.5
Average shares outstanding - diluted	134.8	134.2	134.5	134.0

`

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	August 31, 2020	August 31, 2019
Assets
Cash and cash equivalents	$221.0	$162.9
Trade accounts receivable, net	496.5	494.6
Inventories	942.1	846.9
Prepaid expenses and other current assets	100.0	85.0
Total current assets	1,759.6	1,589.4
Property, plant and equipment, net	960.9	910.0
Goodwill	4,574.4	4,496.5
Intangible assets, net	2,843.0	2,850.3
Investments and other assets	722.8	519.8
Total assets	$10,860.7	$10,366.0

Liabilities
Short-term borrowings and current portion of long-term debt	$431.5	$802.9
Trade accounts payable	902.8	783.1
Other accrued liabilities	619.2	444.4
Total current liabilities	1,953.5	2,030.4
Long-term debt	3,737.5	3,843.1
Deferred taxes	704.4	701.2
Other long-term liabilities	519.3	310.7
Total liabilities	6,914.7	6,885.4
Shareholders’ equity
Common stock	1,971.6	1,877.2
Retained earnings	2,391.0	2,019.8
Accumulated other comprehensive loss	(429.9)	(428.3)
Total McCormick shareholders' equity	3,932.7	3,468.7
Non-controlling interests	13.3	11.9
Total shareholders’ equity	3,946.0	3,480.6
Total liabilities and shareholders’ equity	$10,860.7	$10,366.0

`

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Nine Months Ended
	August 31, 2020	August 31, 2019
Operating activities
Net income	$546.7	$489.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123.9	118.0
Stock-based compensation	37.8	30.6
Income from unconsolidated operations	(30.2)	(29.2)
Changes in operating assets and liabilities	(74.9)	(139.8)
Dividends from unconsolidated affiliates	23.4	25.7
Net cash flow provided by operating activities	626.7	494.6

Investing activities
Capital expenditures (including software)	(145.6)	(107.1)
Other investing activities	2.3	2.6
Net cash flow used in investing activities	(143.3)	(104.5)

Financing activities
Short-term borrowings, net	(432.0)	124.4
Long-term debt borrowings	506.4	—
Payment of debt issuance costs	(1.1)	—
Long-term debt repayments	(256.0)	(214.6)
Proceeds from exercised stock options	54.1	84.6
Taxes withheld and paid on employee stock awards	(10.7)	(10.3)
Common stock acquired by purchase	(46.0)	(76.9)
Dividends paid	(247.4)	(226.4)
Net cash flow used in financing activities	(432.7)	(319.2)

Effect of exchange rate changes on cash and cash equivalents	14.9	(4.6)
Increase in cash and cash equivalents	65.6	66.3
Cash and cash equivalents at beginning of period	155.4	96.6

Cash and cash equivalents at end of period	$221.0	$162.9

`